Exhibit 99.1

BOARD OF DIRECTORS FEES
2008 COMPENSATION ELECTION FORM
NON-EXECUTIVE CHAIRMAN

Name:	Social Security Number:

In addition to the cash fee of $1,500 which I will receive for each meeting I attend of the Ingram Micro Inc. Board of Directors and its committees on which I serve.  I hereby elect the following fixed compensation for my services as Chairman of the Corporation’s Board of Directors for the period January 1, 2008 through December 31, 2008.  The “projected value” of the fixed compensation, equal to $250,000, is set forth below:

A.   Cash Remuneration:
I elect to receive a cash retainer in the amount noted at “A” (min $0.00 - max $100,000 to be paid in quarterly installments, in arrears, at the end of each calendar quarter, unless I make an election to defer receipt (Cash Deferral Election Form must be attached).
A. $___________

B.   Stock Options:
I elect to receive stock options with the “projected value” noted at “B” (must be, when combined with the amount noted at “C”, $150,000 or greater).  Options will be granted as NQSOs, effective the first trading day in January 2008.  The number of options granted will be equal to the “projected value”, noted at “B”, divided by the FAS 123R value of the Corporation’s stock options, using the closing price of the Corporation’s Class A Common Stock on the NYSE on December 14, 2007, rounded up to the next whole share.  The options will be exercisable at the closing price of the Corporation’s stock on the NYSE on the date of grant, vest one-twelth on the last day of each month and have a term of 10 years.

B. $ ___________

C.   Restricted Stock/Restricted Stock Units:
1.    Restricted Stock - I elect to receive shares of restricted stock from the Corporation with the “projected value” noted at “C1” (must be, when combined with the amount noted at “B” and “C2”, $150,000 or greater).  Shares of restricted stock will be granted effective the first trading day in January 2008.  The number of restricted shares granted will equal the “projected value”, noted at “C1”, divided by the closing price on the of the Corporation’s Class A Common Stock on the NYSE on the day of grant, rounded up to the next whole share.  Restrictions on disposition of these shares will lapse December 31, 2008.
And/or
2.    Restricted Stock Units - I elect to receive shares of restricted stock units from the     Corporation with the “projected value” noted at “C2” (must be, when combined with the amount noted at “B” and “C1”, $150,000 or greater).  Shares of restricted stock units will be granted effective the first trading day in January 2008.  The number of restricted stock units granted will equal the “projected value”, noted at “C2”, divided by the closing price of the Corporation’s Class A Common Stock on the NYSE on the day of grant, rounded up to the next whole share.  Restrictions on disposition of these shares will lapse December 31, 2008, unless I make an election to defer the lapse date (RSU Deferral Election Agreement must be attached).
C1. $ ___________ C2. $ ___________

D. Total Fixed Compensation: The sum of compensation noted at “A”, “B” and “C” shall equal $250,000.	TOTAL: $250,000

E.    Stock Ownership:
As a member of the Corporation’s Board of Directors, I agree that I will own personally or beneficially stock of the Corporation of at least 15,000 shares of Ingram Micro Common Stock (with vested but unexercised stock options counted as outstanding shares) beginning five years from the date of my election to the Board of Directors.

Signature	Date